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                                                                      EXHIBIT 99
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[McLEODUSA INCORPORATED LOGO]


McLeodUSA Incorporated
6400 C Street SW
PO Box 3177
Cedar Rapids, IA  52406-3177
Press & Investor Contact:  Bryce Nemitz
Phone: (319) 298-7800
FAX:  (319) 298-7767
http://www.mcleodusa.com


FOR IMMEDIATE RELEASE



        McLeodUSA/Consolidated Communications Merger Completed Creating
                           First Super Regional CLEC


          CEDAR RAPIDS, IA AND MATTOON, IL - SEPTEMBER 24, 1997 - In a transaction combining the capabilities of two fast-growing Midwestern telecommunications firms, McLeodUSA Incorporated (Nasdaq NMS:MCLD) and Consolidated Communications Inc. (CCI), have completed their previously announced merger. Effective at 5:00 pm CDT today, the combined company will be known as McLeodUSA Incorporated and will continue to focus on providing integrated telecommunications services to business and residential customers in the upper Midwest.

          The former owners of CCI, a privately held company, will receive $155 million in cash and 8.49 million shares of McLeodUSA Class A Common Stock. The stock value is $24.50 per share, the closing price on June 13, the final trading day prior to the planned merger announcement. McLeodUSA will assume approximately $60 million in long-term debt of CCI, bringing the total value of the transaction to $420 million. Based on the annualized results of the quarter ended June 30, 1997, the new company would have revenues of approximately $440 million and positive EBITDA of $6 million.

          "We celebrate the completion of this transaction with Consolidated Communications," said Clark McLeod, Chairman and CEO of McLeodUSA Incorporated. "The combined management team is highly energized about being
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the first Super Regional Competitive Local Exchange Carrier, creating a 14-state facilities-oriented telecommunications provider with 6 switches, and more than 207,000 local lines, 4,500 employees, 3,900 route miles of fiber optics network, and publishing 12 million competitive phone directories a year. The parallel strategic direction and common set of values shared by both companies promises to create an exponentially more powerful company."

          Dick Lumpkin, now Vice Chairman of McLeodUSA Incorporated, stated "Speaking on behalf of the former CCI contingent of employees, we are excited about this event. Today's merger will create growth opportunities that simply would not have been possible as a private company, and our employees recognize that fact. This is certainly the boldest move in the history of our 104-year old company, and it is also the most exciting." Two subsidiaries of the former CCI will retain their current names: Illinois Consolidated Telephone Company, the independent local exchange carrier serving rural Central Illinois; and Consolidated Communications Directories, a publisher of telephone directories in 39 states and the Virgin Islands.

          As announced in June the McLeodUSA executive management team will include:

          .  Clark McLeod, Chairman and CEO,
          .  Dick Lumpkin, Vice Chairman,
          .  Steve Gray, President and COO,
          .  Blake Fisher, Chief Financial and Administrative Officer
          . Bob Currey, President of the Telecommunications subsidiary, and . Art Christoffersen, President of the Publishing subsidiaries.

          Dick Lumpkin and Bob Currey join the McLeodUSA Board of Directors.

          Steve Gray, President and COO commented, "When we announced our intention to merge just over three months ago, we noted the similarities in our values and strategy. As we have combined and focused both organizations at all levels, we have been delighted by the degree to which these similarities have been confirmed. Both companies are growth-oriented, competitive and possess a well-seasoned, energetic work force. We are confident that as 4,500 employees move toward a set of common objectives and a nearly unlimited market opportunity, we will create a truly powerful Midwestern presence in this industry."